                                LICENSE AGREEMENT


         THIS LICENSE AGREEMENT dated as of October 1, 2003 (the "Effective Date") (this "Agreement"), is entered into between Vascular Sciences Corporation, a Delaware corporation ("VSC"), having a place of business located at 612 Florida Avenue, Palm Harbor, Florida 34683, and RheoGenX Biosciences Corporation ("RheoGenX"), having a place of business at 4522 Cheval Blvd., Lutz, FL 33558.

                              W I T N E S S E T H :

         WHEREAS, VSC owns or has a license to certain patent rights, trademark rights and know-how rights and RheoGenX desires to obtain a license to such rights from VSC.

         WHEREAS, VSC desires to grant to RheoGenX certain licenses in the Exclusive Field and the Non-Exclusive Field to such rights on the terms set out herein.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, the parties hereby agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         For purposes of this Agreement, the terms defined in this Article 1 ("Definitions") shall have the respective meanings set forth below:

         1.1 "Affiliate" shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, at least forty percent (40%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

         1.2 "Confidential Information" shall mean, with respect to a party, all information of any kind whatsoever, and all tangible and intangible embodiments thereof of any kind whatsoever, which is disclosed by such party to the other party and is marked, identified as or otherwise acknowledged to be confidential at the time of disclosure to the other party. Notwithstanding the foregoing, Confidential Information of a party shall not include information which the other party can establish by written documentation (a) to have been publicly known prior to disclosure of such information by the disclosing party to the other party, (b) to have become publicly known, without fault on the part of the other party, subsequent to disclosure of such information by the disclosing party to the other party, (c) to have been received by the other party at any time from a source, other than the disclosing party, rightfully having possession of and the right to disclose such information, (d) to have been otherwise known by the other party prior to disclosure of such information by the disclosing party to the other party, or (e) to have been independently developed by employees or agents of the other party without access to or use of such information disclosed by the disclosing party to the other party.

         1.3 "Cost" shall mean, in respect of either VSC or RheoGenX (for purposes of this definition each shall be referred to as a "licensor") granting a license hereunder, the fully burdened cost to the applicable licensor (including, without limitation, any applicable license fees, service fees and royalties required to be paid and all taxes, insurance and other similar charges), to continue to have rights as licensor in any of the VSC Technology Rights, RheoGenX Know-How Rights or RheoGenX Patent Rights, as applicable.

         1.4 "Exclusive Field" shall mean the Field excluding the Non-Exclusive Field.

         1.5 "Field" shall mean the evaluation, diagnosis, monitoring and treatment of non-ophthalmic diseases, states or conditions in humans, subject to modification by the parties upon their mutual agreement in writing.

         1.6 "RheoGenX Know-How Rights" shall mean all trade secret and know-how rights that RheoGenX, now or in the future, during the term of this Agreement, owns or has a license or other rights (together with the right to grant sublicenses or other rights) to, regarding subject matter that is necessary or useful in the Field (including without limitation, improvements to VSC Patent Rights or VSC Know-How Rights).

         1.7 "RheoGenX Patent Rights" shall mean all rights available under the claims of all issued patents and patent applications that RheoGenX, now or in the future, during the term of this Agreement, owns or has a license or other rights (together with the right to grant sublicenses or other rights) to, which claim subject matter that is necessary or useful in the Field (including without limitation, improvements to VSC Patent Rights or VSC Know-How Rights).

         1.8 "Non-Exclusive Field" shall mean the evaluation, diagnosis, monitoring and treatment of general wellness and sudden deafness diseases, states or conditions in humans, subject to modification by the parties upon their mutual agreement in writing.

         1.9 "Person" shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

         1.10 "Territory" shall mean the territory defined in the Sales Agreement between the parties, dated as of the date hereof (the "Sales Agreement").

         1.11 "Third Party" shall mean any Person other than VSC, RheoGenX and their respective Affiliates.

         1.12 "VSC Know-How Rights" shall mean all trade secret and know-how rights that VSC, now or in the future, during the term of this Agreement, owns or has a license or other rights (together with the right to grant sublicenses or other rights) to, regarding subject matter (including without limitation, technical information, formulae, clinical data, complete access to regulatory files and inventions) that is necessary or useful in the Field.

         1.13 "VSC Patent Rights" shall mean all rights available under the claims of all issued patents and pending patent applications that VSC, now or in the future, during the term of this Agreement, owns or has a license or other rights (together with the right to grant sublicenses or other rights) to, which claim subject matter (including without limitation, technical information, formulae and inventions) that is necessary or useful in the Field, including the patents and/or patent applications set forth on Exhibit A ("Patents and Trademarks") hereto.

         1.14 "VSC Technology Rights" shall mean, collectively, the VSC Patent Rights, VSC Know-How Rights and the VSC Trademark Rights.

         1.15 "VSC Trademark Rights" shall mean the rights of VSC with respect to the trademarks, trade names and service marks listed on Exhibit A ("Patents and Trademarks") hereto and such other marks as the parties may mutually agree upon in writing in the future, during the term of this Agreement.

                                   ARTICLE 2

                         REPRESENTATIONS AND WARRANTIES

         2.1 Existence. Each party hereby represents and warrants to the other party that such party is duly organized, validly existing and in good standing under the laws of the state in which it is organized.

         2.2 Authorization and Enforcement of Obligations. Each party hereby represents and warrants to the other party that such party (a) has the power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

                                   ARTICLE 3

                                    LICENSES

         3.1 License Grant. Subject to the terms of this Agreement, VSC hereby grants to RheoGenX at Cost:

            (i) an exclusive, even as to VSC, nontransferable, license (or sublicense, as applicable), including the right to grant sublicenses, under the VSC Technology Rights for use in the Territory in the Exclusive Field; and

            (ii) a non-exclusive, nontransferable, license (or sublicense, as applicable), including the right to grant sublicenses, under the VSC Technology Rights for use in the Territory in the Non-Exclusive Field,

            subject to the rights granted by VSC to Occular Technologies, L.L.C. relating to the VSC Trademark Rights. RheoGenX will not exploit or otherwise use the VSC

            Technology Rights for any other purpose or otherwise except as specifically set forth in the preceding sentence. Costs shall be invoiced by VSC to RheoGenX from time to time and paid by RheoGenX within 20 days after the date of such invoice.


         3.2 Third Party Rights. The parties acknowledge and agree that VSC has obtained certain rights and licenses from Third Parties, including without limitation, its suppliers and licensors, and all rights and licenses granted to RheoGenX pursuant to this Agreement are subject to the rights of such Third Parties and the terms and conditions of the agreements between VSC and such Third Parties, and the rights and licenses granted by VSC in this Agreement are granted to the extent and only to the extent that VSC has the right to grant such rights and licenses pursuant thereto. VSC will not willfully take any action or make any omission (except for such acts and omissions as are agreed upon or consented to by RheoGenX or TLC Vision Corporation, and such acts and omissions of which such parties are aware or should reasonably be aware which are related to or taken in connection with a transaction between VSC and either or both of such parties) to cause a material breach or violation of any of the terms of such Third Party agreements.

         3.3 Grant Back.

             3.3.1 Subject to the terms of this Agreement and any applicable Third Party licenses, RheoGenX hereby grants to VSC at Cost an exclusive, even as to RheoGenX, nontransferable, license, including the right to grant sublicenses, under the RheoGenX Patent Rights and the RheoGenX Know-How Rights for use outside the Territory and/or outside the Exclusive Field.

             3.3.2 In the event of and automatically upon the occurrence of the termination of this Agreement, subject to the terms of any applicable Third Party licenses, RheoGenX hereby grants to VSC at Cost a non-exclusive, nontransferable, is license, including the right to grant sublicenses, under the RheoGenX Patent Rights and the RheoGenX Know-How Rights for use in the Territory in the Field.

             3.3.3 VSC will not exploit or otherwise use the RheoGenX Patent Rights or the RheoGenX Know-How Rights for any other purpose or otherwise except as specifically set forth in this Section 3.3 ("Grant Back").

             3.3.4 Costs shall be invoiced by RheoGenX to VSC from time to time and paid by VSC within 20 days after the date of such invoice.

         3.4 No Other Technology Rights. Except as otherwise provided in this Agreement, under no circumstances shall a party, as a result of this Agreement, obtain any ownership interest or other right in any invention, discovery, composition or other technology, or in any patent right or other intellectual property right, of the other party (including without limitation those owned, controlled or developed by the other party, or transferred by the other party to such party at any time pursuant to this Agreement).

                                   ARTICLE 4

                               PROPRIETARY RIGHTS

         4.1 Disclaimer. OTHER THAN AS EXPRESSLY PROVIDED HEREIN, VSC SPECIFICALLY DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT OF THIRD PARTY RIGHTS RELATING TO THE VSC TECHNOLOGY RIGHTS.

         4.2 Proprietary Rights. Except for the licenses granted in this Agreement, as between VSC and RheoGenX, VSC and its licensors own all right, title and interest in and to the VSC Technology Rights. The VSC Technology Rights are not to be sublicensed or otherwise transferred by RheoGenX except as specifically permitted under this Agreement.

         4.3 Limitation of Liability. EXCEPT FOR RHEOGENX'S INDEMNIFICATION OBLIGATIONS HEREUNDER, IN NO EVENT SHALL EITHER PARTY HERETO BE LIABLE OR OBLIGATED TO THE OTHER PARTY HERETO IN ANY MANNER FOR ANY SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY KIND REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT, NEGLIGENCE, STRICT PRODUCT LIABILITY, OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN INFORMED OF THE POSSIBILITY OF ANY SUCH DAMAGES IN ADVANCE.

         4.4 VSC Trademark Rights Limitations. All uses of the marks under the VSC Trademark Rights by RheoGenX shall inure to the benefit of VSC (or its licensors, as applicable). RheoGenX shall not, at any time, do or suffer to be done any act or thing which may in any way adversely affect any rights of VSC in or to the VSC Trademark Rights or which, directly or indirectly, may reduce the value of the VSC Trademark Rights or detract from VSC's (or its licensors') reputation. Should VSC notify RheoGenX in writing that RheoGenX's use of the marks under the VSC Trademark Rights does not conform to standards set by VSC, RheoGenX shall immediately cease such nonconforming use and shall bring such use into conformance and provide VSC with specimens of such conforming use within five (5) days of receipt of VSC's notice. At VSC's request, RheoGenX shall execute any documents, including without limitation, registration documents or other agreements, reasonably required by VSC to confirm VSC's (or its licensors') ownership of all rights in and to the VSC Trademark Rights and to confirm the rights of VSC under this Agreement. In the event that VSC desires to change any mark under any VSC Trademark Right, RheoGenX will cooperate with VSC's instructions in making any such changes. RheoGenX shall not challenge, at any time, VSC's (or its licensors') ownership or the validity of the VSC Trademark Rights or any registrations or applications for registration thereof, or any rights of VSC (or its licensors) therein. RheoGenX shall not apply for or acquire the registration of any mark under any VSC Trademark Right. Should RheoGenX have any mark under any VSC Trademark Right registered in its name or name of any other person, RheoGenX agrees that VSC (or its licensors) shall have the right to have the registration canceled or transferred to VSC (or its licensor, as applicable). In the event that RheoGenX learns of any infringement of a VSC Trademark Right or of any use by any person of any mark similar to a mark under the VSC Trademark Rights, RheoGenX will promptly notify VSC thereof. VSC (or its licensors) thereupon shall take such action as they deem advisable for the protection of their rights under the VSC Trademark Rights and, if requested to do so by VSC, RheoGenX shall cooperate with VSC (and its licensors) in all respects at VSC's sole expense. In no event, however, shall VSC be required to take any action if it deems it inadvisable to do so and RheoGenX shall have no right to take any action with respect to the VSC Trademark Rights without VSC's prior written approval.

         4.5 Proprietary Rights. Except for the licenses granted in this Agreement, as between VSC and RheoGenX, RheoGenX and its licensors own all right, title and interest in and to the RheoGenX Patent Rights and the RheoGenX Know-How Rights. The RheoGenX Patent Rights and the RheoGenX Know-How Rights are not to be sublicensed or otherwise transferred by RheoGenX except as specifically permitted under this Agreement.

         4.6 Disclaimer. OTHER THAN AS EXPRESSLY PROVIDED HEREIN, RHEOGENX SPECIFICALLY DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT OF THIRD PARTY RIGHTS RELATING TO THE RHEOGENX PATENT RIGHTS AND THE RHEOGENX KNOW-HOW RIGHTS.

                                   ARTICLE 5

                                 CONFIDENTIALITY

         5.1 Confidential Information. During the term of this Agreement, and for a period of five (5) years following the expiration or earlier termination hereof, each party shall maintain in confidence all Confidential Information disclosed by the other party, and shall not use, disclose or grant the use of the Confidential Information except on a need-to-know basis to those directors, officers, employees, consultants, clinical investigators, contractors,
(sub)licensees, distributors or permitted assignees, to the extent such disclosure is reasonably necessary in connection with such party's activities as expressly authorized by this Agreement. To the extent that disclosure is authorized by this Agreement, prior to disclosure, each party hereto shall obtain agreement of any such Person to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement. Each party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the other party's Confidential Information.

         5.2 Terms of this Agreement. Except as otherwise provided in Section
5.1 ("Confidential Information") above, neither party shall disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other party. Notwithstanding the foregoing, prior to execution of this Agreement, the parties shall agree upon the substance of information that can be used to describe the terms of this transaction, and each party may disclose such information, as modified by mutual agreement from time to time, without the other party's consent.

         5.3 Permitted Disclosures. The confidentiality obligations contained in this Article 5 ("Confidentiality") shall not apply to the extent that the receiving party (the "Recipient") is required to disclose information by law, order or regulation of a governmental agency or a court of competent jurisdiction, provided that the Recipient shall provide written notice thereof to the other party and sufficient opportunity to object to any such disclosure or to request confidential treatment thereof.

                                   ARTICLE 6

                              TERM AND TERMINATION

         6.1 Expiration. The term of this Agreement shall commence on the Effective Date and, unless terminated earlier pursuant to Section 6.2 ("Termination for Cause") below, this Agreement shall automatically terminate upon the expiry of 12 months following the Effective Date if RheoGenX has not completed a fully advanced financing or financings of at least $3 million in the aggregate.

         6.2 Termination for Cause. A party may terminate this Agreement upon or after the breach of any material provision of this Agreement by the other party, if the breaching party has not cured such breach within thirty (30) days after notice thereof from the other party.

         6.3 Effect of Expiration and Termination. Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. The provisions of Articles 4 ("Proprietary Rights"), 5 ("Confidentiality"), 7 ("Indemnity") and Sections 3.2 ("Third Party Rights"), 3.3 ("Grant Back"), 3.4 ("No Other Technology Rights"), 8.1 ("Further Assurances"), and this Section 6.3 ("Effect of Expiration and Termination") shall survive the expiration or termination of this Agreement.

                                   ARTICLE 7

                                   INDEMNITY

         7.1 Indemnity.

             7.1.1 By RheoGenX. RheoGenX shall indemnify and hold VSC harmless, and hereby forever releases and discharges VSC, from and against all losses, liabilities, damages and expenses (including reasonable attorneys' fees and costs) resulting from all claims, demands, actions and other proceedings by any Third Party to the extent arising from (a) the breach of any representation, warranty or covenant of RheoGenX under this Agreement, (b) the gross negligence or willful misconduct of RheoGenX, its Affiliates or (sub)licensees in the performance of its obligations, and its permitted activities, under this Agreement, or (c) anything relating to the exercise by RheoGenX of the rights and licenses granted to RheoGenX under this Agreement.

             7.1.2 By VSC. VSC shall indemnify and hold RheoGenX harmless, and hereby forever releases and discharges RheoGenX, from and against all losses, liabilities, damages and expenses (including reasonable attorneys' fees and costs) resulting from all claims, demands, actions and other proceedings by any Third Party to the extent arising from the exercise by VSC of the rights and licenses granted to VSC under Section 3.3 ("Grant Back") of this Agreement.

         7.2 Procedure. A party (the "Indemnitee") that intends to claim indemnification under this Article 7 ("Indemnity") shall promptly notify the other party (the "Indemnitor") of any claim, demand, action or other proceeding for which the Indemnitee intends to claim such indemnification. The Indemnitor shall have the right to participate in, and to the extent the Indemnitor so desires jointly with any other indemnitor similarly noticed, to assume the defense thereof with counsel selected by the Indemnitor; provided, however, that the Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of the Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between the Indemnitee and any other party represented by such counsel in such proceedings. The indemnity obligations under this Article 7 ("Indemnity") shall not apply to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the prior express written consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. The failure to deliver notice to the Indemnitor within a reasonable time after notice of any such claim or demand, or the commencement of any such action or other proceeding, if prejudicial to its ability to defend such claim, demand, action or other proceeding, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 7 ("Indemnity") with respect thereto, but the omission so to deliver notice to the Indemnitor shall not relieve it of any liability that it may have to the Indemnitee otherwise than under this Article 7 ("Indemnity"). The Indemnitor may not settle or otherwise consent to an adverse judgment in any such claim, demand, action or other proceeding, that diminishes the rights or interests of the Indemnitee without the prior express written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed. The Indemnitee, its employees and agents, shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation of any claim, demand, action or other proceeding covered by this Article 7 ("Indemnity").

                                   ARTICLE 8

                                  MISCELLANEOUS

         8.1 Further Assurances. Each party hereto agrees to cooperate fully with the other party, to execute such further instruments, documents and agreements and to do all such acts and things as may be reasonably requested by the other party in order to effectuate the intents and purposes of this Agreement.

         8.2 Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties to the other shall be in writing and addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor, and shall be effective upon receipt by the addressee.

         If to VSC:             Vascular Sciences Corporation
                                5280 Solar Drive, Suite 300
                                Mississauga, Ontario, L4W 5M8
                                Attn: Elias Vamvakas

         If to RheoGenX:        RheoGenX Biosciences Corporation
                                4522 Cheval Blvd.
                                Lutz, FL 33558
                                Attn:  Richard Davis, M.D.
                                Telephone:
                                Telecopy:


         8.3 Assignment. Except as otherwise expressly provided under this Agreement neither this Agreement nor any right or obligation hereunder may be assigned or otherwise transferred by either party (whether voluntarily, by operation of law or otherwise). Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment or transfer in violation of this Section 8.3 ("Assignment") shall be void.

         8.4 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles thereof.

         8.5 Entire Agreement. This Agreement and the Exhibits hereto contains the entire understanding of the parties with respect to the subject matter hereof. All express or implied representations, agreements and understandings, either oral or written, heretofore made are expressly superseded by this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties.

         8.6 Headings. The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

         8.7 Independent Contractors. Each party hereby acknowledges that the parties shall be independent contractors and that the relationship between the parties shall not constitute a partnership, joint venture or agency. Neither party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other party, without the prior consent of the other party to do so.

         8.8 Waiver. The waiver by a party of any right hereunder, or of any failure to perform or breach by the other party hereunder, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by the other party hereunder whether of a similar nature or otherwise.

         8.9 Force Majeure. A party shall neither be held liable or responsible to the other party, nor be deemed to have defaulted under or breached this Agreement, for failure or delay in fulfilling or performing any obligation under this Agreement (other than an obligation for the payment of money) to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of such party including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party.

         8.10 Other Activities. Except as otherwise expressly provided in this Agreement, nothing in this Agreement shall preclude either party from conducting other programs (either for its own benefit or with or for the benefit of any other Person) to conduct research, or to develop or commercialize products or services, for use in any field.

         8.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         8.12 Severability. In the event that any provision of this Agreement shall be unenforceable or invalid under any applicable law or be so held by applicable court decision, such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole, and, in such event, such provision shall be changed and interpreted so as to best accomplish the objectives of such provisions within the limits of applicable law or applicable court decisions.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.



                                           RHEOGENX BIOSCIENCES CORPORATION


                                           By:    /s/ Richard C. Davis
                                           Name:  Richard C. Davis
                                           Title: Chairman, President and C.E.O.


                                           VASCULAR SCIENCES CORPORATION


                                           By:    /s/ Elias Vamvakas
                                           Name:  Elias Vamvakas
                                           Title: Director

                                    EXHIBIT A

                             PATENTS AND TRADEMARKS

                                   TRADEMARKS


Rheologix
Rheopheresis
Rheofilter
RheoTherapy
OccuLogix
Our Vision is Your Vision




                                     PATENTS

Rheological Treatment Methods and Related Apheresis Systems Patent # 6,551,266 issued April 22, 2003 assigned to Vascular Sciences Corporation.

License to U.S. Patent No. 6,245,038 pursuant to Patent License and Royalty Agreement between OccuLogix Corporation and Prof. Dr. Richard Brunner, dated May 9, 2002.